EXHIBIT 10.6
[letterhead of International Wire Group, Inc.
March 27, 2006
William Lane Pennington
Suite 260
2431 East 61st Street
Tulsa, OK 74114
Dear Lane:
     We are writing to confirm that your term as Vice Chairman has been extended through December 31, 2006. Effective as of February 1, 2006, your cash compensation has been increased from $150,000 to $175,000 annually. Your company-provided medical and other insurance benefits will continue and your stock options are unaffected.
     If the foregoing is correct, please so indicate by signing this letter in the space provided below.
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Very truly yours, INTERNATIONAL WIRE GROUP, INC.
By:	/s/ Rodney D. Kent
	Name:	Rodney D. Kent
	Title:	Chief Executive Officer

AGREED AND ACCEPTED
April 4, 2006:
WILLIAM LANE PENNINGTON
/s/ William Lane Pennington